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Offer to Purchase for Cash

All Outstanding Shares of Common Stock
Par Value $.01 Per Share
of
Laureate Education, Inc.
at
$62.00 Net Per Share
by
L Curve Sub Inc.
and
M Curve Sub Inc.,
Direct Subsidiaries of
Wengen Alberta, Limited Partnership

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON FRIDAY, JULY 6, 2007, UNLESS EXTENDED.

June 8, 2007

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase dated June 8, 2007 (the "Offer to Purchase") and the related Letter of Transmittal distributed in connection with an offer by L Curve Sub Inc. and M Curve Sub Inc., each a Maryland corporation (each a "Purchaser", and together the "Purchasers"), and each a direct subsidiary of Wengen Alberta, Limited Partnership, an Alberta Limited Partnership ("Parent"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Laureate Education, Inc. (the "Company") at a purchase price of $62.00 net per Share in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the "Offer Price"), without interest thereon and less any amounts required to be deducted and withheld under any applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

        We are the holder of record (directly or indirectly) of Shares held for your account. A tender of such Shares can be made only by us as the holder of record or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is directed to the following:

1.
The Offer Price is $62.00 per Share, net to you in cash without interest and less any amounts required to be deducted and withheld under any applicable law, upon the terms and conditions set forth in the Offer to Purchase.

2.
The Offer is being made for all issued and outstanding Shares.

3.
The board of directors of the Company, on the unanimous recommendation of a special committee of the board of directors, has determined that the Offer and the Merger (as defined below) are advisable and that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), approved the Offer, the Merger, the Amended and Restated Agreement and Plan of Merger, dated as of June 3, 2007 (the "Merger Agreement"), by and among Parent, L Curve and the Company and the transactions contemplated thereby, pursuant to which, after the Offer is consummated and subject to the terms and conditions of the Merger Agreement, L Curve will merge with and into the Company (the

  "Merger"), and recommended that the Company's stockholders accept the Offer, tender their Shares into the Offer, and approve the Merger and the Merger Agreement.

4.
The Offer is subject to (i) the condition that there shall have been validly tendered and not properly withdrawn before the Offer expires a number of Shares which, when added to any Shares already owned by Parent and its subsidiaries, represents at least a majority of the total number of outstanding Shares on a fully diluted basis immediately prior to the expiration of the Offer and (ii) the condition that the debt financing arranged by Purchasers to fund the Offer be available for borrowing in connection with the consummation of the Offer, and that the lenders of the financing arranged by Purchasers to fund the Merger shall not have notified Parent or Purchasers that any portion of such financing will not be available at the effective time of the Merger, in each case on the terms and conditions set forth in the debt financing commitments or on terms and conditions that are no less favorable, in the aggregate, to Parent and Purchasers, as determined in the reasonable judgment of Parent. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See "The Tender Offer—Section 11. Certain Conditions to the Offer" of the Offer to Purchase.

5.
The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, July 6, 2007, unless the Offer is extended.

6.
Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Information Agent or the Depositary or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares in connection with the Offer.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares. The Purchasers are not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchasers become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchasers will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchasers cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless otherwise specified in your instructions.

        Your instructions should be forwarded to us as soon as possible so that we will have ample time to submit a tender on your behalf prior to the expiration of the Offer. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, July 6, 2007, unless extended.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
LAUREATE EDUCATION, INC.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 8, 2007 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), in connection with the Offer by L Curve Sub Inc. and M Curve Sub Inc., each a Maryland corporation (each a "Purchaser", and together "Purchasers"), and each a direct subsidiary of Wengen Alberta, Limited Partnership, an Alberta Limited Partnership ("Parent"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Laureate Education, Inc. (the "Company") at a purchase price of $62.00 net per Share in cash without interest and less any amounts required to be deducted and withheld under any applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:	*

Account Number:

Dated:

*
Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date:

3

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Offer to Purchase for Cash All Outstanding Shares of Common Stock Par Value $.01 Per Share of Laureate Education, Inc. at $62.00 Net Per Share by L Curve Sub Inc. and M Curve Sub Inc., Direct Subsidiaries of Wengen Alberta, Limited Partnership
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 6, 2007, UNLESS EXTENDED.